Exhibit 10.7

Supplemental Agreement to Lease Agreement

Lessor (Party A): Feng Lijie

Address: 24C, Block 2, Mont Orchid Riverlet Stage 2, Yanshan Road, Nanshan District, Shenzhen

Postal code:   518000 (notice delivery address)

Contact telephone:  0755-26442688

Lessee (Party B): Shenzhen Pengai Aesthetic Medical Hospital Co., Ltd. (collectively, the “Pengai Aesthetic Medical Hospital”)

Address: 1122 Nanshan Boulevard, Nanshan District, Shenzhen

Postal code:    518008 (notice delivery address)

Legal represent:    Zhou Pengwu

Contact telephone:  0755-25598065

Whereas:

1.              Party A and Party B entered into the lease agreement on 28 March 2015, pursuant to which Party B leased 1122 Nanshan Boulevard, Nanshan District, Shenzhen (which is recorded in the real estate title certificate as Floor 1(48), 2,3,4, Block7, South Oil Fourth Industry Park  owned by Party A.

2.              The term of the aforesaid lease agreement will expire on May 9, 2017.

3.              The term of use recorded in the real estate title certificate will expire in 2018, and Party A shall complete relevant procedures to extend the term of use of the property before October 10, 2017.

For the matters during the period from the expiry date of leasing term to the date of application to extend the term of use of the property by Party A, Party A and Party B reach the following supplementary agreements upon full negotiation:

I.                      Party B agrees to continue to lease the above property during the period from the expiry date (i.e. May 9 2017) of leasing term to the date of application to extend the term of use of the property by Party A. Party A agrees to rent out the property in accordance with this supplementary agreement.

II.                 Both parties confirm that Party A plans to file an application for completing the procedures to extend the term of use of this property tentatively in October 2017.

III.            Both parties agree that the rental is RMB 516,803.27 per month for the period from May 9, 2017 to the date of application to extend the term of use of the property by Party A (tentatively in October 2017).

IV.             In the principal of payment of rent before use of the leased property, Party B shall pay the rental once every two months, Party B shall pay the rental of RMB1,033,606.54 in total for May and June before May 9, 2017, and subsequent rental shall be paid so forth.

Party A shall issue tax invoices of the rental to Party B. Party B shall bear the taxes and fees arising thereof in an amount equals to 6% of the rental. Party B shall pay rental and relevant taxes fees to Party A within three working days from the date on which Party A issue a tax invoice (company checks will not be accepted).

V.                  Rental deposit paid by Party B, i.e. RMB937,551.6 (Nine Hundred and Thirty-seven Thousand Five Hundred and Fifty-one Yuan and Six Jiao in capital letters) will continue to be deemed as the deposit of the supplementary agreement.

VI.       Other Fees

1.              During the lease term, Party A shall bear and be responsible for paying the land use tax in connection with the Leased Property.

2.              During the lease term, Party B shall bear and be responsible for paying any taxes other than the land use tax, including other related fees incurred as a result of using the Leased Property such as body maintenance funds, lease house (building) management fee, lease tax of the Leased Property (6% of the total amount), the water and electricity charges, cleaning fee, property management fee and elevator maintenance fee.

3.              During the lease term, Party B shall be responsible for paying the elevator use fee of RMB1,000 per month, which shall be paid together with the rental.

VII.  Specific Clause

Both parties confirm that Party A plans to file an application for completing the procedures to extend the term of use of this property tentatively in October 2017 and comply with the government requirements, including site inspection, plotting, or partial site rectification and suspension.

Party B undertakes that Party B will unconditionally suspend the operation of business and move all items out from the Leased Property within 60 days from the date on which Party A issue a written notice in the event that the application filed by Party A is not approved by the government within 60 days from the date on which Party A files the application documents.

Party B shall pay liquidated damages of RMB50,000 per day for overdue period if Party B fails to not move out as scheduled. If Party B’s failure to move out result in Party A’s failure to extend the term of use of the property, Party B shall compensate all loss to Party A at twice of the then current transaction price of the property which is not less than RMB500 million.

VIII.  any content not specified in this supplementary agreement shall be performed in accordance with the original lease agreement.

IX.      This supplementary agreement is made in quadruplicate, and each of Party A and Party B shall have two copies respectively, each with same legal effect. This supplementary agreement shall take effect upon signing by both parties.

Signed and sealed by Party A:	Signed and sealed by Party B:
/s/ Feng Lijie	[Seal of Shenzhen Pengai Aesthetic Medical Hospital Co., Ltd.]
/s/ Zhou Pengwu
/s/ Hu Qing

Signing Date: May 9, 2017

Signing Location: Shenzhen, China